Tarsus Reports Third Quarter 2026 Financial Results

Generated record XDEMVY® net product sales of $194.6 million in the third quarter, an increase of approximately 64% year-over-year

Surpassed one million XDEMVY bottles dispensed and $1 billion in cumulative net product sales since launch

Appointed Neera Clase as Chief Commercial Officer

Management to host conference call today, November 3, 2026, at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., November 3, 2026 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS) today announced financial results for the third quarter ended September 30, 2026.
“Ten years ago, we started Tarsus with the conviction that patients with overlooked diseases deserved better,” said Bobby Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “XDEMVY has shown what that focus can achieve. In just three years since launch, we have dispensed more than one million bottles and generated $1 billion in cumulative net product sales, and with continued robust growth, we are only getting started. That strength is helping us build one of the most differentiated pipelines in eye care, with the potential to bring five medicines to patients in the next five years. As we become the next leader in eye care, what drives us is the patient still searching for a better treatment and the possibility that our next medicine can provide it.”

Recent Business and Clinical Highlights
•XDEMVY generated third quarter 2026 net product sales of $194.6 million, a year-over-year increase of approximately 64%.
◦Since launch, more than one million bottles of XDEMVY have been dispensed and cumulative net product sales have surpassed $1 billion, as the first and only FDA-approved treatment for Demodex blepharitis (DB) reaches more patients.
◦The average number of Eye Care Professionals (ECPs) prescribing XDEMVY at least daily increased approximately 20% from the beginning to the end of the third quarter, amidst a seasonally softer quarter in prescription eye care.
◦Direct-to-consumer initiatives drove a 75% increase in high-value actions and we saw a higher prescription conversion than last year.
◦Retreatment continued to become a more established part of care, with refills accounting for approximately 20% of XDEMVY prescriptions in the third quarter.

•Presented 11 scientific abstracts at the American Academy of Optometry, adding to the real-world evidence for XDEMVY and understanding of Demodex blepharitis. Key findings included:
◦Retreatment experience: Among ECPs with retreatment experience, 98% were satisfied with XDEMVY’s efficacy and tolerability.
◦Disease recognition: DB was found in 65% of patients presenting with chalazia or hordeola, rising to 91% among those with recurrent cases, reinforcing the importance of checking for DB in routine eye care.

◦Longer-term outcomes: In an ongoing real-world observational study, 73% of XDEMVY-treated patients reported improvement in itchy eyelids, a key symptom of DB, at nine months, compared with 29% of patients receiving non-lotilaner options.

•Tarsus continues to advance one of the most compelling pipelines in eye care, with multiple upcoming clinical milestones.
◦TP-04: The Phase 2 Kore trial for the potential treatment of ocular rosacea continues to progress, with topline data expected in the first half of 2027.
◦TP-05: Completed enrollment in the Phase 2 Calliope trial for the potential prevention of Lyme disease. Topline results are expected in the first half of 2027 and are anticipated to support a Phase 3-ready package.
◦IRX-101: Plan to initiate the Phase 3 Comfort study evaluating an investigational ocular antiseptic for patients receiving intravitreal injections in the first half of 2027, with topline results expected in 2028.
◦Gildeuretinol: Enrollment continues to progress in the global Phase 3 Northstar trial for the potential treatment of Stargardt disease, with topline results expected in 2029.

•Completed the acquisitions of iRenix Medical (IRX-101) and Alkeus Pharmaceuticals (Gildeuretinol).
◦IRX-101 is an investigational ocular antiseptic with the potential to improve the standard of care by reducing post-procedural pain and corneal toxicity in patients receiving intravitreal injections.
◦Gildeuretinol is an investigational once-daily oral medicine designed to target the underlying biology of Stargardt disease, a potentially blinding inherited retinal disease with no FDA-approved treatment.

•Appointed Neera Clase as Chief Commercial Officer
◦Ms. Clase has been instrumental in creating a new market for XDEMVY, building our commercial team, and securing broad coverage.

Third Quarter 2026 Financial Results
•    Product sales, net: were $194.6 million compared to $118.7 million for the same period in 2025, driven by higher volume and improvements in the gross-to-net discounts.

•    Cost of sales: were $13.9 million compared to $8.3 million for the same period in 2025, due to manufacturing costs related to XDEMVY, the royalty Tarsus pays on net product sales, and amortization expense for the milestone payments made to the Company’s licensor, which are being amortized over its remaining useful life. Gross margins remained consistent at approximately 93% for both periods.

•    Research and development (R&D) expenses: were $44.2 million compared to $16.3 million for the same period in 2025. Of this $27.9 million increase, $13.7 million was attributable to the acquisition of Alkeus, consisting of $7.1 million of payroll and personnel-related costs (including $5.8 million of non-cash stock-based compensation), $3.1 million of gildeuretinol program expenses, $3.0 million of acquired inventory, and $0.4 million of transaction-related costs.

The remaining $14.2 million R&D increase was primarily due to $6.8 million of TP-05 program expenses related to the Company’s Calliope trial, $3.8 million of payroll and personnel-related costs (including non-cash stock-based compensation), $1.8 million of TP-04 program expenses, $0.8 million of IRX-101 program expenses, and $2.0 million of other early-stage program expenses; the increases were partially offset by a $1.1 million decrease in TP-03 program expenses. Total R&D non-cash stock-based compensation expense incurred was $10.2 million, compared with $3.0 million in the same period in 2025.

•    Acquired in-process research and development (IPR&D) expenses: were $632.2 million for the period, consisting of $81.0 million related to the acquisition of iRenix and $551.2 million related to the acquisition of Alkeus, representing the acquisition-date fair value of the IRX-101 and gildeuretinol IPR&D that were expensed because they have no alternative future use. There was no acquired IPR&D expense for the same period in 2025.

•    Selling, general and administrative (SG&A) expenses: were $168.0 million compared to $108.6 million for the same period in 2025. Of this $59.4 million increase, $29.8 million was attributable to the acquisition of Alkeus, consisting of $6.1 million of payroll and personnel-related costs (including $5.7 million of non-cash stock-based compensation), $23.5 million of transaction-related and integration costs, and $0.2 million of professional services.

The remaining $29.6 million SG&A increase was due primarily to $11.7 million of commercial and marketing costs, including DTC advertising costs, as the Company continued to expand promotional efforts for XDEMVY, $9.6 million of costs associated with patient support functions, information technology, legal, and professional services, and $8.3 million of payroll and personnel-related costs for commercial and corporate employee additions to support the Company’s continued growth and expansion of its commercial leadership team. Total SG&A non-cash stock-based compensation expense was $16.8 million, compared with $9.1 million in the same period in 2025.

•Change in Fair Value of Contingent Consideration: The $1.6 million decrease in fair value of the contingent consideration related to the Alkeus regulatory milestone was primarily driven by a one percentage point increase in the discount rate between the closing date and period end.

•    Net loss: was $668.3 million, compared to $12.6 million for the same period in 2025. Basic and diluted net loss per share was $(14.40), compared with $(0.30) for the same period in 2025.

•    Cash position: As of September 30, 2026, cash, cash equivalents and marketable securities were $309.6 million.

Year-to-Date 2026 Financial Results
•    Product sales, net: were $513.9 million compared to $299.7 million for the same period in 2025, driven by higher volume and improvements in the gross-to-net discounts.

•    License fees and collaboration revenue: were $16.7 million from the Company’s China out-license partner related to a $15.0 million regulatory milestone achieved under the China out-license in the first quarter of 2026 and $1.7 million of required China withholding tax associated with this milestone. The milestone payment was recorded on a gross basis, meaning the $1.7 million of withholding tax was recorded as an increase to license fees and collaboration revenue, with an equal and offsetting amount recorded as foreign tax expense within provision for income taxes.

•    Cost of sales: were $35.4 million compared to $19.8 million for the same period in 2025, due to manufacturing costs incurred after the approval of XDEMVY, the royalty the Company pays on net product sales, and amortization expense for the milestone payments made to the Company’s licensor, which are being amortized over its remaining useful life. Gross margins remained consistent at approximately 93% for both periods.

•    Research and development (R&D) expenses: were $97.6 million compared to $46.3 million for the same period in 2025. Of this $51.3 million increase, $13.7 million was attributable to the acquisition of Alkeus, consisting of $7.1 million of payroll and personnel-related costs (including $5.8 million of non-cash stock based compensation), $3.1 million of gildeuretinol program expenses, $3.0 million of acquired inventory, and $0.4 million of transaction-related costs.

The remaining $37.6 million R&D increase was primarily due to $16.3 million of TP-05 program expenses for the Company’s Calliope trial, $10.7 million of payroll and personnel-related expenses (including non-cash stock-based compensation), $2.9 million of TP-03 program expenses, $1.8 million of TP-04 program expenses, $2.4 million of other early-stage program expenses, $0.8 million of IRX-101 program expenses,

$0.7 million of other indirect expenses, and a $2.0 million upfront payment for the February 2026 in-license agreement. Total R&D non-cash stock compensation expense was $16.2 million, compared with $6.4 million in the same period in 2025.

•    Acquired in-process research and development (IPR&D) expenses: were $632.2 million for the period, consisting of $81.0 million related to the acquisition of iRenix and $551.2 million related to the acquisition of Alkeus, representing the acquisition-date fair value of the IRX-101 and gildeuretinol IPR&D that were expensed because they have no alternative future use. There was no acquired IPR&D expense for the same period in 2025.

•    Selling, general and administrative (SG&A) expenses: were $455.1 million compared to $296.6 million for the same period in 2025. Of the $158.5 million increase, $29.8 million was attributable to the acquisition of Alkeus, including $6.1 million of payroll and personnel-related costs (including $5.7 million of non-cash stock-based compensation), $23.5 million of transaction-related and integration costs, and $0.2 million of professional services.

The remaining $128.7 million SG&A increase was primarily due to $58.6 million of commercial and marketing costs, including DTC advertising costs, as the Company continued to expand its promotional activities for XDEMVY, $50.4 million of costs associated with patient support functions, information technology, legal, and professional services, and $19.7 million of increased payroll and personnel-related expenses (including non-cash stock-based compensation) for commercial and corporate employee additions to support the Company’s continued growth and expansion of its commercial leadership team. Total SG&A non-cash stock compensation expense was $35.7 million, compared with $20.5 million in the same period in 2025.
•Change in Fair Value of Contingent Consideration: The $1.6 million decrease in fair value of the contingent consideration related to the Alkeus regulatory milestone was primarily driven by a one percentage point increase in the discount rate between the closing date and period end.

•    Net loss: was $693.9 million, compared to $58.0 million for the same period in 2025. Year-to-date basic and diluted net loss per share was $(15.67), compared with $(1.40) for the same period in 2025.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its third quarter 2026 financial results and business highlights today, November 3, 2026, at 1:30 p.m. PT / 4:30 p.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials involving over 800 patients with twice-daily dosing for six weeks. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in 2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well-characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eyelash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About IRX-101
IRX-101 is an investigational ocular antiseptic based on a stable aqueous chlorine dioxide solution that is being developed for the potential to reduce post-procedural pain and corneal toxicity in patients receiving intravitreal therapy.

About gildeuretinol
Gildeuretinol is an investigational small molecule with once-daily oral formulation targeting toxic Vitamin A dimerization in the retina with a promising profile across 400+ individuals studied, and generally well tolerated.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. XDEMVY® (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis. Tarsus is also developing TP-04 for the potential treatment of ocular rosacea, TP-05 as an oral tablet for the potential prevention of Lyme disease, IRX-101 for potential use as an ocular antiseptic and gildeuretinol for the potential treatment of Stargardt disease.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the potential commercial success and growth of XDEMVY in Demodex blepharitis; our ability to successfully continue our direct-to-consumer campaigns; our ability to continue to educate the market about Demodex blepharitis; anticipated regulatory and development milestones; the timing for topline data for, and results of our clinical studies including the Phase 2 Kore study for the potential treatment of ocular rosacea, the Phase 2 Calliope study for the potential prevention of Lyme disease including its potential to support a Phase 3-ready package, the Phase 3 Comfort study for IRX-101 and its potential benefits as an antiseptic, reduction in post-procedural pain and corneal toxicity in patients receiving intravitreal injections; and the Phase 3 Northstar study for gildeuretinol for the potential treatment of Stargardt disease, our ability to continue investing in our business, potentially have pipeline medicines approved by regulatory authorities in the future and become an eye care leader, the benefits of the new commercial leader, the acquisition of iRenix Medical and Alkeus Pharmaceuticals and their potential benefits, and the quotations of Tarsus’ management. The words, without limitation, “believe,”

“contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “on track,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. These risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2025 filed on February 23, 2026 and the most recent Form 10-Q quarterly filing filed with or planned to be filed with the SEC on November 3, 2026, copies of which are or will be posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
Adrienne Kemp
Vice President, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product sales, net	$194,569	$118,697	$513,868	$299,692
License fees and collaboration revenue	—	—	16,667	—
Total revenues	194,569	118,697	530,535	299,692

Operating expenses:
Cost of sales	13,894	8,309	35,403	19,757
Research and development	44,192	16,284	97,553	46,287
Acquired in-process research and development	632,176	—	632,176	—
Selling, general and administrative	168,021	108,633	455,147	296,641
Change in fair value of contingent consideration	(1,620)	—	(1,620)	—
Total operating expenses	856,663	133,226	1,218,659	362,685
Loss from operations before other income (expense)	(662,094)	(14,529)	(688,124)	(62,993)

Other income (expense):
Interest income	3,777	4,114	11,197	11,797
Interest expense	(2,185)	(2,268)	(6,469)	(6,721)
Gain on exchange of long-term investments	—	—	2,812	—
Loss on initial consolidation of variable interest entity	(3,281)	—	(3,281)	—
Other income (expense), net	91	98	(277)	(128)
Total other income (expense), net	(1,598)	1,944	3,982	4,948
Provision for income taxes	(4,642)	—	(9,710)	—
Net loss	$(668,334)	$(12,585)	$(693,852)	$(58,045)

Unrealized gain (loss) on marketable securities and cash equivalents	(357)	250	(1,295)	110
Comprehensive loss	$(668,691)	$(12,335)	$(695,147)	$(57,935)

Net loss per share, basic and diluted	$(14.40)	$(0.30)	$(15.67)	$(1.40)
Weighted-average shares outstanding, basic and diluted	46,421,382	42,607,717	44,270,023	41,457,027

TARSUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$136,530	$183,641
Restricted cash	—	560
Marketable securities	173,082	233,627
Accounts receivable, net	100,436	85,057
Inventory	5,159	4,372
Other receivables	1,670	2,052
Prepaid expenses	28,541	13,473
Total current assets	445,418	522,782
Restricted cash, non-current	2,382	2,002
Inventory, non-current	2,525	2,532
Property and equipment, net	20,719	11,665
Intangible assets, net	16,645	7,366
Operating lease right-of-use assets	10,393	10,080
Long-term investments	6,682	3,870
Other assets	735	1,861
Total assets	$505,499	$562,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,694	$16,387
Accrued payroll and benefits	34,335	17,779
Other accrued liabilities	158,085	101,529
Total current liabilities	227,114	135,695
Long-term debt, net	72,935	72,438
Contingent consideration, non-current	85,689	—
Other long-term liabilities	15,732	10,599
Total liabilities	401,470	218,732
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 49,303,413 shares issued and outstanding at September 30, 2026 (unaudited); 42,553,931 shares issued and outstanding at December 31, 2025	7	6
Additional paid-in capital	1,225,416	769,667
Accumulated other comprehensive income (loss)	(914)	381
Accumulated deficit	(1,120,480)	(426,628)
Total stockholders’ equity	104,029	343,426
Total liabilities and stockholders’ equity	$505,499	$562,158